Press Release	Exhibit 99.34

Contacts:

Media:	Fred Fleischner	Financial:	Steve Hildebrand
Vice President	Chief Financial Officer
Corporate Communications	(918) 669-2288
(918) 669-3086
Fred.Fleischner@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS THIRD QUARTER RESULTS

Tulsa, Oklahoma, October 26, 2006: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the third quarter ended September 30, 2006. Total revenue for the third quarter was $487.5 million, up 6.7 percent from the comparable 2005 quarter. Net income for the quarter was $20.6 million, or $0.82 per diluted share, including $0.07 per diluted share of transition costs related to the outsourcing of information technology services. For the comparable 2005 quarter, net income was $28.4 million, or $1.07 per diluted share.

For the nine months ended September 30, 2006, total revenue was $1.3 billion, a 9.3 percent increase over the comparable period in 2005. Net income for the nine months ended September 30, 2006 was $57.9 million, or $2.26 per diluted share, compared to $52.7 million, or $2.00 per diluted share for the comparable nine months of 2005.

For the 2006 third quarter, DTG achieved vehicle rental revenue of $454.2 million, an 8.4 percent increase over the 2005 third quarter as a result of a 3.4 percent increase in rental days and a 4.8 percent increase in revenue per day. Same store rental days were down about one percent from last year’s third quarter.

“We were challenged during the third quarter by significantly higher vehicle depreciation and interest costs and weaker domestic air travel as compared to the 2005 third quarter,” Gary L. Paxton, President and Chief Executive Officer, said. “We tightened up our fleet size to better match our capacity to lower than expected demand. We were pleased with the impact of this action which resulted in achieving higher than expected revenue per day and efficient vehicle utilization, although at lower rental day volumes. Net income for the 2006 third quarter benefited from a lower effective income tax rate due primarily to improved Canadian operating results relative to consolidated pretax income.

“We also completed several key initiatives during the quarter to further improve the efficiency and effectiveness of the organization. These initiatives included the completion of a five-year information services technology agreement and the realignment and streamlining of the management structure. These actions also position the Company for lower costs in the future although in the near term we will incur additional costs to transition to these new structures.

“During the quarter, we made good progress on our franchise acquisition program with the purchase of the Thrifty Car Rental franchises in Phoenix; Columbus and Dayton, Ohio; and Pensacola, Florida; and both the Thrifty Car Rental and Dollar Rent A Car franchise operations in El Paso, Texas. Our franchise acquisition strategy has been very successful and we will continue to acquire locations as they become available at values that meet our return on investment goals.”

During the third quarter, DTG purchased 918,600 shares under its $300 million share repurchase program at a total cost of $39.3 million and has $208 million of remaining authorization to be completed by December 31, 2008.

Outlook

“Barring any travel alerts, we expect the travel environment to be healthy for the balance of the year,” Paxton said. “However, we will continue to be challenged by higher vehicle financing costs and another year of significant vehicle depreciation cost increases and reduced incentives for 2007 model vehicles, which are now being added to our fleet. Automobile manufacturers are constraining sales to the car rental industry and increasing costs. We are continuing to tighten our vehicle capacity in the fourth quarter and press for higher revenue per day. We are encouraged by the strength of pricing that we have seen recently with October and November reservations.

“Our adjusted earnings per share guidance range is $2.10 to $2.20 which is based on achieving fourth quarter revenue per day increases of 7 to 8 percent and for same store rental day volume to be about flat as compared to last year’s fourth quarter, and reflects a weaker used car market. We are adjusting our previous 2006 earnings per share guidance range of $2.25 to $2.55 to reflect the transition costs related to our information services technology outsourcing agreement announced during the quarter. We estimate these costs will reduce 2006 earnings by $0.16 to $0.18 per share. In addition, we are narrowing our 2006 earnings per share guidance range to reflect third quarter results and the current outlook for the fourth quarter.”

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. third quarter 2006 earnings conference call will be held on October 26, 2006, at 10:00 a.m. (central time). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, dtag.com, or by dialing 877-922-4779 (domestic) or 210-234-0017 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through November 9, 2006, by calling 866-454-9170 (domestic) or 203-369-1254 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada including operations at most major airports. The Company's more than 8,600 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	September 30,		Total revenues
	2006	2005	2006	2005

Revenues:
Vehicle rentals	$454,247	$419,145	93.2%	91.8%
Vehicle leasing	17,680	19,630	3.6%	4.3%
Fees and services	12,786	14,778	2.6%	3.2%
Other	2,806	3,193	0.6%	0.7%

Total revenues	487,519	456,746	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	244,713	230,539	50.2%	50.5%
Vehicle depreciation and lease charges, net	113,715	92,430	23.3%	20.2%
Selling, general and administrative	66,396	61,486	13.6%	13.5%
Interest expense, net	33,005	26,978	6.8%	5.9%

Total costs and expenses	457,829	411,433	93.9%	90.1%

Income before income taxes	29,690	45,313	6.1%	9.9%

Income tax expense	9,081	16,918	1.9%	3.7%

Net income	$20,609	$28,395	4.2%	6.2%

Earnings per share:
Basic	$0.86	$1.13
Diluted	$0.82	$1.07

Weighted average number
of shares outstanding:
Basic	23,884,407	25,189,893
Diluted	25,036,891	26,432,107

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Nine months ended		As % of
	September 30,		Total revenues
	2006	2005	2006	2005

Revenues:
Vehicle rentals	$1,180,682	$1,067,660	92.5%	91.5%
Vehicle leasing	45,686	49,467	3.6%	4.2%
Fees and services	37,507	39,508	2.9%	3.4%
Other	12,036	10,587	1.0%	0.9%

Total revenues	1,275,911	1,167,222	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	659,661	631,150	51.7%	54.1%
Vehicle depreciation and lease charges, net	252,516	200,253	19.8%	17.2%
Selling, general and administrative	195,313	176,470	15.3%	15.1%
Interest expense, net	72,882	69,990	5.7%	5.9%

Total costs and expenses	1,180,372	1,077,863	92.5%	92.3%

Income before income taxes	95,539	89,359	7.5%	7.7%

Income tax expense	37,676	36,643	3.0%	3.2%

Net income	$57,863	$52,716	4.5%	4.5%

Earnings per share:
Basic	$2.37	$2.10
Diluted	$2.26	$2.00

Weighted average number
of shares outstanding:
Basic	24,456,656	25,101,071
Diluted	25,586,734	26,397,426

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Nine months ended
	September 30, 2006		September 30, 2006

OPERATING DATA:
Vehicle Rental Data: (includes new stores)

Average number of vehicles operated	137,481		123,443
% change from prior year	5.7%		6.6%
Number of rental days	10,748,298		28,494,264
% change from prior year	3.4%		5.9%
Vehicle utilization	85.0%		84.6%
Percentage points change from prior year	(1.8) p.p.		(0.5) p.p.
Average revenue per day	$42.26		$41.44
% change from prior year	4.8%		4.4%
Monthly average revenue per vehicle	$1,101		$1,063
% change from prior year	2.5%		3.7%

Same Store Vehicle Rental Data: (excludes new stores)

Average number of vehicles operated	131,513		119,496
% change from prior year	1.1%		3.2%
Number of rental days	10,283,106		27,598,264
% change from prior year	(1.1%)		2.6%

Vehicle Leasing Data:

Average number of vehicles leased	11,866		10,712
% change from prior year	(20.4%	)	(17.1%	)
Monthly average revenue per vehicle	$497		$474
% change from prior year	13.2%		11.5%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$7		$20
Non-vehicle capital expenditures (excludes acquisitions)	7		24
Franchise acquisitions	19		30
Cash paid for income taxes	1		14

Selected Balance Sheet Data
(In millions)

	September 30,		December 31,
	2006	2005	2005

	(Unaudited)

Cash and cash equivalents	$242	$279	$274
Restricted cash and investments	260	417	785
Revenue-earning vehicles, net	3,006	2,755	2,215

Total debt (all vehicle debt)	2,984	2,925	2,725
Stockholders' equity	664	677	685